Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Mike Neese	Sara Matheu
(847) 232-5894	(773) 580-3775
Michael.Neese@usfoods.com	Sara.Matheu@usfoods.com

US Foods Reports Second Quarter Fiscal Year 2025 Earnings
Grew Net Sales 3.8% to $10.1 Billion, Net Income 13.1% to $224 Million and Diluted EPS 20.0% to $0.96
Grew Adjusted EBITDA 12.1% to $548 Million and Adjusted Diluted EPS 28.0% to $1.19
Raises Full Year Adjusted EBITDA and Adjusted Diluted EPS Guidance
Repurchased $250 Million of Shares and Reduced Net Leverage to 2.6x

ROSEMONT, Ill. (BUSINESS WIRE) August 07, 2025 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the second quarter of fiscal year 2025.

Second Quarter Fiscal 2025 Highlights
•Total case volume increased 0.9%; independent restaurant case volume increased 2.7%
•Net sales increased 3.8% to $10.1 billion
•Gross profit increased 4.2% to $1.8 billion
•Net income increased 13.1% to $224 million
•Adjusted EBITDA1 increased 12.1% to $548 million
•Diluted EPS increased 20.0% to $0.96; Adjusted Diluted EPS1 increased 28.0% to $1.19

“Our second quarter performance underscores the strength of our team's continued focus on execution and delivering value to our customers. This momentum has fueled further market share gains with independent restaurant, healthcare and hospitality customers, resulting in record Adjusted EBITDA of $548 million and a 40 basis point increase in Adjusted EBITDA margin to a record 5.4%,” said Dave Flitman, CEO. “Looking ahead, we have a long runway of growth and profitability as we pursue our ambition to become the undisputed best in our industry. I am incredibly proud and appreciative of our talented team of 30,000 associates, whose dedication and hard work are delivering on our promise to help our customers Make It."

“Our results demonstrate the consistent execution of our strategy and continued progress on our self-help initiatives,” added Dirk Locascio, CFO. “We delivered top-line growth and margin expansion combined with accretive share buybacks, which resulted in 28% Adjusted EPS growth. US Foods continues to generate strong cash flow, funding record capital investment to support growth and drive attractive returns, while delivering on our commitment to return capital to shareholders through share repurchases.”

1 This earnings release includes several metrics, including Adjusted EBITDA and Adjusted Diluted EPS, that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Please refer to the “Non-GAAP Financial Measures” and “Non-GAAP Reconciliation” sections of this press release for the definitions and reconciliation of these non-GAAP financial measures to their respective most comparable financial measure calculated in accordance with GAAP.

Second Quarter Fiscal Year 2025 Results
Total case volume increased 0.9% from the prior year driven by a 2.7% increase in independent restaurant case volume, a 4.9% increase in healthcare volume and a 2.4% increase in hospitality volume, partially offset by a 4.0% decrease in chain volume. Total organic case volume increased 0.5%, which includes 2.3% organic independent restaurant case volume growth. Net sales of $10.1 billion for the quarter increased 3.8% from the prior year, driven by case volume growth and food cost inflation of 2.5%.

Gross profit of $1.8 billion increased by $71 million, or 4.2%, from the prior year, primarily as a result of an increase in total case volume, improved cost of goods sold and inventory management, partially offset by an unfavorable year-over-year LIFO adjustment. Gross profit as a percentage of net sales was 17.6%. Adjusted Gross profit was $1.8 billion, an increase of $85 million, or 5.0% from the prior year. Adjusted Gross profit as a percentage of net sales was 17.8%.

Operating expenses of $1.4 billion increased by $52 million, or 3.8%, from the prior year, primarily as a result of an increase in total case volume and higher distribution, selling and administrative costs, partially offset by continued distribution productivity improvement as well as actions to streamline administrative processes and costs. Operating expenses as a percentage of net sales were 13.9%. Adjusted Operating expenses were $1.2 billion, an increase of $31 million, or 2.6% from the prior year. Adjusted Operating expenses as a percentage of net sales were 12.3%.

Net income of $224 million, increased by $26 million, or 13.1%, from the prior year. Net income margin was 2.2%, an increase of 18 basis points compared to the prior year. Adjusted EBITDA of $548 million, increased by $59 million, or 12.1%, from the prior year. Adjusted EBITDA margin was 5.4%, an increase of 40 basis points compared to the prior year. Diluted EPS was $0.96; Adjusted Diluted EPS was $1.19.

Cash Flow and Debt
Cash flow provided by operating activities for the first six months of fiscal year 2025 was $725 million, an increase of $104 million from the prior year driven by higher net income. Cash capital expenditures for the first six months of fiscal year 2025 totaled $161 million, an increase of $5 million from the prior year, related to investments in information technology, property and equipment and improvement of distribution facilities.

Net Debt at the end of the second quarter fiscal year 2025 was $4.8 billion. The ratio of Net Debt to Adjusted EBITDA was 2.6x at the end of the second quarter of fiscal year 2025, compared to 2.8x at the end of fiscal year 2024.

On May 7, 2025, the Board authorized a new share repurchase program of up to $1 billion. During the second quarter of fiscal year 2025, the Company repurchased 3.2 million shares of common stock at an aggregate purchase price of approximately $250 million.

Outlook for Fiscal Year 20252
The Company is updating its Fiscal Year 2025 guidance provided on February 13, 2025 of:
•Net Sales growth of 4% to 6%, remains unchanged
•Adjusted EBITDA growth of 9.5% to 12%, compared to previous guidance of 8% to 12%
•Adjusted Diluted EPS growth of 19.5% to 23%, compared to previous guidance of 17% to 23%

Conference Call and Webcast Information
US Foods will host a live webcast to discuss the second quarter of fiscal year 2025 results on Thursday, August 07, 2025, at 8 a.m. CDT. The call can also be accessed live over the phone by dialing (877) 344-2001; the conference ID number is 2528845. Presentation slides will be available shortly before the webcast begins. The webcast, slides, and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.

About US Foods
With a promise to help its customers Make It, US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 customer locations to help their businesses succeed. With more than 70 broadline locations and more than 90 cash and carry stores, US Foods and its 30,000 associates provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

2 The Company is not providing a reconciliation of certain forward-looking non-GAAP financial measures, including Adjusted EBITDA and Adjusted Diluted EPS, because the Company is unable to predict with reasonable certainty the financial impact of certain significant items, including restructuring activity and asset impairment charges, share-based compensation expenses, non-cash impacts of LIFO reserve adjustments, losses on extinguishments of debt, business transformation costs, other gains and losses, business acquisition and integration related costs and divestiture costs and diluted earnings per share. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance periods. For the same reasons, the Company is unable to address the significance of the unavailable information, which could be material to future results.

Forward-Looking Statements
Statements in this press release which are not historical in nature, including those under the heading “Outlook for Fiscal Year 2025,” are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions (although not all forward-looking statements may contain such words) and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: economic factors affecting consumer confidence and discretionary spending and reducing the consumption of food prepared away from home; cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers and interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; achievement of expected benefits from cost savings initiatives; increases in fuel costs; changes in consumer eating habits; cost and pricing structures; the impact of climate change or related legal, regulatory or market measures; impairment charges for goodwill, indefinite-lived intangible assets or other long-lived assets; the impact of governmental regulations; product recalls and product liability claims; our reputation in the industry; labor relations and increased labor costs and continued access to qualified and diverse labor; indebtedness and restrictions under agreements governing our indebtedness; interest rate increases; disruption of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; risks associated with intellectual property, including potential infringement; effective consummation of pending acquisitions and effective integration of acquired businesses; potential costs associated with shareholder activism; changes in tax laws and regulations and resolution of tax disputes; certain provisions in our governing documents; health and safety risks to our associates and related losses; adverse judgments or settlements resulting from litigation; extreme weather conditions, natural disasters and other catastrophic events; and management of retirement benefits and pension obligations.

For a detailed discussion of these risks, uncertainties and other factors that could cause our actual results to differ materially from those anticipated or expressed in any forward-looking statements, see the section entitled “Risk Factors” in US Foods' Annual Report on Form 10-K for the fiscal year ended December 28, 2024 filed with the Securities and Exchange Commission (“SEC”) on February 13, 2025. Additional risks and uncertainties are discussed from time to time in current, quarterly and annual reports filed by the Company with the SEC, which are available on the SEC’s website at www.sec.gov. Additionally, we operate in a highly competitive and rapidly changing environment; new risks and uncertainties may emerge from time to time, and it is not possible to predict all risks nor identify all uncertainties. The forward-looking statements contained in this press release speak only as of the date of this press release and are based on information and estimates available to us at this time. We undertake no obligation to update or revise any forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt, Adjusted Net income and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve adjustments. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance.

We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net income (loss), plus Interest expense-net, Income tax provision (benefit), and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring activity and asset impairment charges; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments; (4) loss on extinguishment of debt; (5) Business transformation costs; and (6) other gains, losses or costs as specified in the agreements governing our indebtedness. Adjusted EBITDA margin is Adjusted EBITDA divided by total net sales.

We use Net Debt as a supplemental measure to GAAP measures to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income (loss) excluding such items as restructuring activity and asset impairment charges, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, amortization expense, loss on extinguishment of debt, Business transformation costs and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.
We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt, Adjusted Net income and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.
Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions)	June 28, 2025	December 28, 2024

ASSETS
Current assets:
Cash and cash equivalents	$61	$59
Accounts receivable, less allowances of $29 and $24	2,104	1,957
Vendor receivables, less allowances of $8 and $7	241	167
Inventories—net	1,574	1,626
Prepaid expenses	154	146
Other current assets and assets held for sale	21	19
Total current assets	4,155	3,974
Property and equipment—net	2,562	2,398
Goodwill	5,767	5,766
Other intangibles—net	814	836
Other assets and noncurrent assets held for sale	492	462
Total assets	$13,790	$13,436

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdraft liability	$181	$216
Accounts payable	2,529	2,231
Accrued expenses, other current liabilities and liabilities held for sale	731	740
Current portion of long-term debt	118	109
Total current liabilities	3,559	3,296
Long-term debt	4,713	4,819
Deferred tax liabilities	354	335
Other long-term liabilities and noncurrent liabilities held for sale	538	458
Total liabilities	9,164	8,908
Shareholders’ equity:
Common stock	3	3
Additional paid-in capital	3,780	3,748
Retained earnings	2,342	2,003
Accumulated other comprehensive income	43	43
Treasury Stock	(1,542)	(1,269)
Total shareholders’ equity	4,626	4,528
Total liabilities and shareholders' equity	$13,790	$13,436

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	For the 13 weeks ended		For the 26 weeks ended
($ in millions, except share and per share data)	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net sales	$10,082	$9,709	$19,433	$18,658
Cost of goods sold	8,305	8,003	16,042	15,457
Gross profit	1,777	1,706	3,391	3,201
Distribution, selling and administrative costs	1,403	1,354	2,788	2,671
Restructuring activity and asset impairment charges	2	(1)	7	12
Total operating expenses	1,405	1,353	2,795	2,683
Operating income	372	353	596	518
Other (income) expense—net	(2)	3	(3)	2
Interest expense—net	74	81	151	160
Income before income taxes	300	269	448	356
Income tax provision	76	71	109	76
Net income	$224	$198	$339	$280

Net income per share
Basic	$0.97	$0.81	$1.47	$1.14
Diluted	$0.96	$0.80	$1.45	$1.13

Weighted-average common shares outstanding
Basic	230,302,132	245,729,372	230,402,236	245,396,094
Diluted	232,971,905	248,312,117	233,576,687	248,393,517

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	For the 26 weeks ended
($ in millions)	June 28, 2025	June 29, 2024
Cash flows from operating activities:
Net income	$339	$280
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	227	213
Deferred tax provision (benefit)	15	(11)
Share-based compensation expense	45	30
Provision for doubtful accounts	17	15
Other non-cash activities	1	4
Changes in operating assets and liabilities:
Increase in receivables	(230)	(181)
Decrease in inventories	65	19
(Increase) decrease in prepaid expenses and other assets	(18)	13
Increase in accounts payable and cash overdraft liability	268	277
Decrease in accrued expenses and other liabilities	(4)	(38)
Net cash provided by operating activities	725	621
Cash flows from investing activities:
Proceeds from sales of property and equipment	5	2
Proceeds from divestitures	38	—
Purchases of property and equipment	(161)	(156)
Cash paid for acquisitions	(87)	(214)
Net cash used in investing activities	(205)	(368)
Cash flows from financing activities:
Principal payments on debt and financing leases	(4,303)	(1,568)
Principal payments on debt repricing	—	(14)
Proceeds from debt repricing	—	14
Proceeds from debt borrowings	4,069	1,503
Repurchase of common stock	(270)	(54)
Debt financing costs and fees	—	(1)
Proceeds from employee stock purchase plan	16	14
Proceeds from exercise of stock options	5	9
Purchase of interest rate caps	(1)	—
Tax withholding payments for net share-settled equity awards	(34)	(20)
Net cash used in financing activities	(518)	(117)
Net increase in cash, cash equivalents and restricted cash	2	136
Cash, cash equivalents and restricted cash—beginning of period	59	269
Cash, cash equivalents and restricted cash—end of period	$61	$405
Supplemental disclosures of cash flow information:
Interest paid—net of amounts capitalized	$149	$147
Income taxes paid—net	80	57
Property and equipment purchases included in accounts payable	45	29
Leased assets obtained in exchange for financing lease liabilities	135	94
Leased assets obtained in exchange for operating lease liabilities	68	19

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	For the 13 weeks ended
($ in millions, except share and per share data)	June 28, 2025		June 29, 2024		Change	%
Net income and Net income margin (GAAP)	$224	2.2%	$198	2.0%	$26	13.1%
Interest expense—net	74		81		(7)	(8.6)%
Income tax provision	76		71		5	7.0%
Depreciation expense	102		96		6	6.3%
Amortization expense	13		12		1	8.3%
EBITDA and EBITDA margin (Non-GAAP)	489	4.9%	458	4.7%	31	6.8%
Adjustments:
Restructuring activity and asset impairment charges(1)	2		(1)		3	(300.0)%
Share-based compensation expense(2)	23		15		8	53.3%
LIFO reserve adjustment (3)	14		—		14	NM
Business transformation costs(4)	13		9		4	44.4%
Business acquisition, integration related costs, divestitures and other(5)	7		8		(1)	(12.5)%
Adjusted EBITDA and Adjusted EBITDA margin (Non-GAAP)	548	5.4%	489	5.0%	59	12.1%
Depreciation expense	(102)		(96)		(6)	6.3%
Interest expense—net	(74)		(81)		7	(8.6)%
Income tax provision, as adjusted(6)	(95)		(81)		(14)	17.3%
Adjusted Net income (Non-GAAP)	$277		$231		$46	19.9%

Diluted EPS (GAAP)	$0.96		$0.80		$0.16	20.0%
Restructuring activity and asset impairment charges(1)	0.01		—		0.01	NM
Share-based compensation expense(2)	0.10		0.06		0.04	66.7%
LIFO reserve adjustment(3)	0.06		—		0.06	NM
Business transformation costs(4)	0.06		0.04		0.02	50.0%
Business acquisition, integration related costs, divestitures and other(5)	0.03		0.03		—	—%
Income tax provision, as adjusted(6)	(0.03)		—		(0.03)	NM
Adjusted Diluted EPS (Non-GAAP)(7)	$1.19		$0.93		$0.26	28.0%

Weighted-average diluted shares outstanding	232,971,905		248,312,117

Gross profit (GAAP)	$1,777		$1,706		$71	4.2%
LIFO reserve adjustment(3)	14		—		14	NM
Adjusted Gross profit (Non-GAAP)	$1,791		$1,706		$85	5.0%

Operating expenses (GAAP)	$1,405		$1,353		$52	3.8%
Depreciation expense	(102)		(96)		(6)	6.3%
Amortization expense	(13)		(12)		(1)	8.3%
Restructuring activity and asset impairment charges(1)	(2)		1		(3)	(300.0)%
Share-based compensation expense(2)	(23)		(15)		(8)	53.3%
Business transformation costs(4)	(13)		(9)		(4)	44.4%
Business acquisition, integration related costs, divestitures and other(5)	(7)		(8)		1	(12.5)%
Adjusted Operating expenses (Non-GAAP)	$1,245		$1,214		$31	2.6%
NM - Not Meaningful
(1)Consists primarily of severance and related costs, organizational realignment costs and other impairment charges.
(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)Represents the impact of LIFO reserve adjustments.
(4)Transformational costs represent non-recurring expenses prior to formal launch of strategic projects with anticipated long-term benefits to the Company. These costs generally relate to third party consulting and non-capitalizable technology. For the 13 weeks ended June 28, 2025 and June 29, 2024, respectively, business transformation costs related to projects associated with information technology infrastructure initiatives and related workforce efficiencies.
(5)Includes: (i) aggregate acquisition, integration related costs and divestiture costs of $7 million and $8 million for the 13 weeks ended June 28, 2025 and June 29, 2024, respectively, and (ii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(6)Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(7)Adjusted Diluted EPS is calculated as Adjusted Net income divided by weighted average diluted shares outstanding.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	For the 26 weeks ended
($ in millions, except share and per share data)	June 28, 2025		June 29, 2024		Change	%
Net income and Net income margin (GAAP)	$339	1.7%	$280	1.5%	$59	21.1%
Interest expense—net	151		160		(9)	(5.6)%
Income tax provision	109		76		33	43.4%
Depreciation expense	200		189		11	5.8%
Amortization expense	27		24		3	12.5%
EBITDA and EBITDA margin (Non-GAAP)	826	4.3%	729	3.9%	97	13.3%
Adjustments:
Restructuring activity and asset impairment charges(1)	7		12		(5)	(41.7)%
Share-based compensation expense(2)	45		30		15	50.0%
LIFO reserve adjustment (3)	19		45		(26)	(57.8)%
Business transformation costs(4)	20		18		2	11.1%
Business acquisition, integration related costs, divestitures and other(5)	20		11		9	81.8%
Adjusted EBITDA and Adjusted EBITDA margin (Non-GAAP)	937	4.8%	845	4.5%	92	10.9%
Depreciation expense	(200)		(189)		(11)	5.8%
Interest expense—net	(151)		(160)		9	(5.6)%
Income tax provision, as adjusted(6)	(150)		(131)		(19)	14.5%
Adjusted Net income (Non-GAAP)	$436		$365		$71	19.5%

Diluted EPS (GAAP)	$1.45		$1.13		$0.32	28.3%
Restructuring activity and asset impairment charges(1)	0.03		0.05		(0.02)	(40.0)%
Share-based compensation expense(2)	0.19		0.12		0.07	58.3%
LIFO reserve adjustment (3)	0.08		0.18		(0.10)	(55.6)%
Business transformation costs(4)	0.09		0.07		0.02	28.6%
Business acquisition, integration related costs, divestitures and other(5)	0.09		0.04		0.05	125.0%
Income tax provision, as adjusted(6)	(0.06)		(0.12)		0.06	(50.0)%
Adjusted Diluted EPS (Non-GAAP)(7)	$1.87		$1.47		$0.40	27.2%

Weighted-average diluted shares outstanding	233,576,687		248,393,517

Gross profit (GAAP)	$3,391		$3,201		$190	5.9%
LIFO reserve adjustment(3)	19		45		(26)	(57.8)%
Adjusted Gross profit (Non-GAAP)	$3,410		$3,246		$164	5.1%

Operating expenses (GAAP)	$2,795		$2,683		$112	4.2%
Depreciation expense	(200)		(189)		(11)	5.8%
Amortization expense	(27)		(24)		(3)	12.5%
Restructuring activity and asset impairment charges(1)	(7)		(12)		5	(41.7)%
Share-based compensation expense (2)	(45)		(30)		(15)	50.0%
Business transformation costs(4)	(20)		(18)		(2)	11.1%
Business acquisition, integration related costs, divestitures and other(5)	(20)		(11)		(9)	81.8%
Adjusted Operating expenses (Non-GAAP)	$2,476		$2,399		$77	3.2%

NM - Not Meaningful
(1)Consists primarily of severance and related costs, organizational realignment costs and other asset impairment charges.
(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)Represents the impact of LIFO reserve adjustments.
(4)Transformational costs represent non-recurring expenses prior to formal launch of strategic projects with anticipated long-term benefits to the Company. These costs generally relate to third party consulting and non-capitalizable technology. For the 26 weeks ended June 28, 2025 and June 29, 2024, respectively, business transformation costs related to projects associated with information technology infrastructure initiatives and related workforce efficiencies.
(5)Includes: (i) aggregate acquisition, integration related costs and divestiture costs of $20 million and $10 million for the 26 weeks ended June 28, 2025 and June 29, 2024, respectively (ii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(6)Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(7)Adjusted Diluted EPS is calculated as Adjusted Net income divided by weighted average diluted shares outstanding.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios)	June 28, 2025	December 28, 2024	June 29, 2024
Total Debt (GAAP)	$4,831	$4,928	$4,707
Cash, cash equivalents and restricted cash	(61)	(59)	(405)
Net Debt (Non-GAAP)	$4,770	$4,869	$4,302
Adjusted EBITDA (1)	$1,833	$1,741	$1,635
Net Leverage Ratio (2)	2.6	2.8	2.6

(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA